Exhibit 3.23

CERTIFICATE OF FORMATION

OF

BEHAVIORAL CENTERS OF AMERICA, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act, the undersigned, desiring to form a limited liability company, does hereby certify as follows:

1.	The name of the limited liability company is Behavioral Centers of America, LLC (the “LLC”).

2.	The address of the LLC’s registered office in the State of Delaware is Corporation Trust Centre, 1209 Orange Street, Wilmington, New Castle County, DE 19801. The name of the registered agent is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 2nd day of May, 2005.

BEHAVIORAL CENTERS OF AMERICA, LLC

Paul D. Gilbert, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 05:56 PM 05/02/2005 FILED 05:47 PM 05/02/2005 SRV 050354426 – 3950433 FILE